Exhibit 99(a)
PRO TECH COMMUNICATIONS, INC.


Media Contact:                    Investor Contact:
-------------                     ----------------
Joanna Lipper                     Richard Carpenter
Pro Tech Communications, Inc.     American Financial Communications
(203) 226-4447 ext. 3506          (510) 597-4200
jlipper@nctgroupinc.com           afc@sbcglobal.net
-----------------------           -----------------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              PRO TECH COMMUNICATIONS REPORTS FIRST QUARTER RESULTS
              -----------------------------------------------------

FORT PIERCE, FL, May 13, 2005 - Pro Tech Communications, Inc. (OTCBB: PCTU) reported net sales for the three months ended March 31, 2005 of $319,068, compared to $267,017 in the same period in 2004, an increase of 19.5%. Net loss for the three months ended March 31, 2005 was $452,316, compared to $247,645 for the same period a year ago, an increase of 82.6%. This increase in net loss was due mainly to increases in: (1) engineering expenses for the re-engineering of the Apollo(TM) call center amplifier and ongoing new product development related to the ProActive line of safety earmuffs and (2) marketing expenses for the continued support of Pro Tech's entry into the consumer audio market.

     "The revenue increase in the first quarter of 2005 versus the first quarter of 2004 was attributable primarily to sales of our new NoiseBuster(R) noise-canceling consumer audio headphone and of our re-engineered Apollo call center headset and amplifier," said Richard Hennessey, President. "We expect that our new product development efforts will allow us to enter into new markets of opportunity in 2005."

About Pro Tech Communications, Inc.
-----------------------------------

     Pro Tech Communications, Inc. engineers, designs and distributes audio and communications solutions and other products for business users, industrial users and consumers. The company's mission is to utilize its patented technologies to deliver the most advanced, feature-rich, durable and comfortable products at the highest value. Pro Tech's most recognized brands include the Apollo line of high-performance products for office and call center environments, the ProCom line of highly-durable headsets for drive-through restaurant personnel, and the NoiseBuster noise canceling headphone for consumer audio and in-flight entertainment.

PRO TECH REPORTS FIRST QUARTER 2005 RESULTS  - p.2

     Under an exclusive licensing arrangement with a world-leader in the field, the company has access to a significant portfolio of patented technologies relating to electronic noise reduction and improved speech intelligibility. Utilizing these proven technologies, Pro Tech plans to introduce a variety of innovative, leading-edge products that further enhance personal communications, comfort and safety. For more information, visit www.protechcommunications.com.

                                      # # #

        Pro Tech Communications, Inc.                  For The Three Months
                                                         Ended March 31,
                                                  ------------------------------
                                                       2005            2004
                                                       ----            ----
        Net sales                                  $ 319,068       $ 267,017

        Net loss                                   $(452,316)      $(247,645)

        Net loss per share                         $ (0.01)        $ (0.01)

        Weighted average number of                 73,390,133      33,200,311
           common shares outstanding



Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.